FIRST AMENDMENT TO LEASE AGREEMENT

THIS FIRST AMENDMENT TO LEASE AGREEMENT (this "First Amendment") is made and entered into as of December 1, 1993 by and between SKYWAY BUSINESS CENTER JOINT VENTURE, a Texas joint venture ("Landlord"), and MENTOR CORPORATION, a Delaware corporation ("Tenant").

R E C I T A L S:

A. Landlord and Tenant entered into that certain Lease Agreement dated as of the 9th day of September, 1989 (the "Lease"), whereby Landlord leased to Tenant one (1) office/warehouse building containing approximately 40,248 square feet plus approximately 2,309 square feet in a mezzanine level, known as 3041 Skyway Circle North, Irving, Dallas County, Texas.

B. Pursuant to Exhibit B, Paragraph 30 of the Lease entitled "Mandatory Expansion", Tenant leased from Landlord an additional 38,640 square feet in the building located at 3015 Skyway Circle (the "Mandatory Expansion Premises").

C. The Term of the Lease was to terminate November 30, 1999 and Landlord and Tenant have agreed to extend the Term as set forth herein.

NOW, THEREFORE, in consideration of Ten and No/100 Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows (capitalized terms used herein having the meaning attributed to them in the Lease unless specifically otherwise provided):

1. Expansion Premises. Subject to and upon the terms, provisions and conditions set forth in the Lease, Landlord does hereby lease to Tenant, and Tenant does hereby lease from Landlord, approximately 30,000 additional square feet in the building located at 3025 Skyway Circle (the "Expansion Premises"), which Expansion Premises shall become a part of the Premises during the term of the Lease, the Premises being stipulated for all purposes of the Lease to be as more particularly set forth on Exhibit A attached hereto and made a part hereof for all purposes.

2. Term. The term of this First Amendment shall commence on December 1, 1993, (the "Extension Term Commencement Date") and will continue thereafter through November 30, 2005 (the "Lease Termination Date"), unless sooner terminated in accordance with the terms of the Lease (as amended hereby). Landlord and Tenant agree that all terms, provisions and conditions of the Lease shall remain in full force and effect up to and until the Extension Term Commencement Date.

3. Rental. Commencing on the December 1, 1993, and thereafter until the Lease Termination Date, Tenant shall pay as rental in accordance with Section 2 of the Lease the sums specified below:

Years 1-2: Three Hundred Sixty-Four Thousand Seven Hundred Seventy Four and 80/100 Dollars ($364,774.80) per annum (approximately $3.35 per square foot of the ground floor area) payable in twenty-four (24) equal monthly installments of Thirty Thousand Three Hundred Ninety-Seven and 90/100 Dollars ($30,397.90) per month.

Years 3-5: Four Hundred Forty-Six Thousand Four Hundred Forty and 80/100 Dollars ($446,440.80) per annum. (approximately $4.10 per square foot of the ground floor area) payable in thirty-six (36) equal monthly, installments of Thirty-Seven Thousand Two Hundred Three and 40/100 Dollars ($37,203.40) per month.

Years 6-12: Five Hundred Thousand Eight Hundred Eighty-Four and 80/100 Dollars ($500,884.80) per annum (approximately $4.60 per square foot of the ground floor area) payable in eighty-four (84) equal monthly installments of Forty-One Thousand Seven Hundred Forty and 40/100 Dollars ($41,740.40) per month.

Notwithstanding the foregoing provisions of this paragraph to the contrary, if Landlord has not delivered possession of the Expansion Premises to Tenant on or prior to December 1, 1993, free from all parties in possession and with all personal property or other property belonging to the existing tenant or any other party removed therefrom, Tenant's obligation to pay rental with respect to the Expansion Premises shall not commence until the date that Landlord so delivers possession of the Expansion Premises to Tenant and the rental payable pursuant to the preceding provisions of this paragraph shall be proportionately reduced until such time as the expansion Premises have been so delivered to Tenant.

4. Condition of the Expansion Premises. Landlord agrees to furnish the Expansion Premises to Tenant in its current condition, i.e., "AS IS" and "WITH ALL FAULTS". Landlord and Tenant each agree that this document constitutes the entire agreement of the parties and there were no verbal representations, warranties or understandings pertaining to this First Amendment. TENANT FURTHER ACKNOWLEDGES AND AGREES THAT LANDLORD DOES HEREBY DISCLAIM ANY AND ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO THOSE OF FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE PREMISES AND/OR THE IMPROVEMENTS LOCATED THEREIN.

5. Repairs and Maintenance. The Lease is hereby amended by deleting Paragraph 5, Sections B and C and Exhibit B, Paragraph 23, Section C and D in their entirety. Landlord and Tenant hereby agree that it is the intention of the parties that this Lease is an absolute net lease whereby Tenant is responsible for all repairs and maintenance to the Premises, normal wear and tear excepted and subject to the terms and conditions of Paragraph 11 and Exhibit B, Paragraph 23A of the Lease. On or before December 1 of each year during the Term hereof, Tenant shall provide Landlord with a written annual budget for the following calendar year for repairs, maintenance and capital expenditures, copies of all service contracts and a schedule setting forth routine maintenance to be performed on the Premises. On or before the twentieth (20th) day following the end of each calendar quarter during the Term hereof, Tenant shall provide Landlord with a report describing in reasonable detail the maintenance and repairs to the Premises and the costs and expenses incurred therefor for the preceding calendar quarter, reconciled against the annual budget. Should Landlord fail to respond within ten (10) days following the receipt of written request for approval, Landlord shall be deemed to have approved any such maintenance contractor(s). The service contract(s) must include all services suggested by the manufacturer within the operation/maintenance manual which are necessary and customary for the proper maintenance and operation of the systems and equipment and must become effective (and a copy of all such contracts thereof delivered to Landlord) within thirty (30) days of the date Tenant receives such notification by Landlord of Landlord's exercise of its rights pursuant to this section J. Landlord reserves the right, and Tenant agrees to allow Landlord access to the Premises during Tenant's normal business hours to inspect the Premises for any purpose. Should Tenant not properly repair or maintain the Premises in good condition and repair, normal wear and tear excepted and subject to the terms and conditions of Paragraph 11 and Exhibit B, Paragraph 23A of the Lease, and should such failure to maintain or repair continue for a period of fifteen (15) days after written notice thereof by Landlord to Tenant, Landlord may enter the Premises and perform such maintenance or repair on behalf of Tenant, except that no notice shall be required in case of emergency. Notwithstanding the foregoing, Landlord shall not enter the Premises to perform any maintenance or repairs on behalf of Tenant if the repairs are of a nature and type that cannot be reasonably repaired within said fifteen (15) day period and Tenant has commenced to make such repairs within said fifteen (15) day period and diligently completes such repairs within a reasonable period of time. Tenant shall reimburse Landlord for all reasonable costs incurred in performing such maintenance or repair within thirty (30) days following Tenant's receipt of paid invoices evidencing costs incurred by Landlord in connection therewith. In addition, should Tenant default in Tenant's obligations to repair and maintain the Premises under this Lease and such default continues for a period of fifteen (15) days following Tenant's receipt of written notice thereof from Landlord, then Landlord shall have the right to cause Tenant, at Tenant's sole cost and expense, to enter into regularly scheduled preventative maintenance/service contracts with a third-party contractor or contractors for servicing all heating and air conditioning systems and other equipment in the Premises and for the Premises itself. Any such maintenance contractor(s) must be approved by Landlord in writing, which approval shall not be unreasonably withheld or delayed notwithstanding the foregoing, Landlord shall not cause Tenant to enter into preventative maintenance/service contracts if Tenant's default under this section is of a nature and type that cannot reasonably be cured within said fifteen (15) day period and Tenant has commenced to cure such default within said fifteen (15) day period and diligently pursues such curative measures thereafter until such default is cured.

6. Alterations. The Lease is hereby amended by deleting Paragraph 6, Sections A, B, C, D and E in their entirety and substituting the following:

"A. Tenant shall not make any alterations, improvements or additions in or to the Premises without the prior written consent of Landlord, which consent shall be given in accordance with this Paragraph 6. Notwithstanding the foregoing, Tenant may without the consent of Landlord, but at its own cost and expense and in a good workmanlike manner make such minor non-structural alterations, additions or improvements or erect, remove or alter such partitions, or erect such shelves, bins, machinery and trade fixtures as it may deem advisable, without altering the basic character of the Premises or improvements and without overloading or damaging such Premises or improvements, and in each case complying with all applicable governmental laws, ordinances, regulations and other requirements. All alterations, additions, improvements and partitions erected by Tenant shall be and remain the property of Tenant during the term of this lease, and Tenant shall, unless Landlord otherwise elects as provided herein, remove all alterations, additions, improvements and partitions ("Alterations") erected by Tenant as of the termination of this Lease. If, upon the sole election of landlord, Tenant shall not be required to remove said alterations, additions, and improvements made by Tenant, these shall, upon the termination of this Lease, be delivered up to the Landlord and become the property of the Landlord without payment, reimbursement, or compensation to Tenant. All shelves, bins, machinery, mechanical, plumbing, electrical, and trade fixtures installed by Tenant may be removed by Tenant, but shall be removed by Tenant if required by Landlord, upon the termination of the Lease. All removals and restoration shall be accomplished in a good and workmanlike manner so as not to damage the structural qualities of the Premises and other improvements situated on the Premises. The foregoing shall not apply to furniture, movable equipment, or personal property owned by Tenant which may be removed by Tenant at the end is of the term of this Lease, if Tenant is not then in default and if such equipment, furniture and/or movable personal property is not then subject to any other rights, liens and interests of Landlord. In no event shall Landlord be responsible for the removal, custody, or disposition of such abandoned property of Tenant, or in any way be held liable for conversion or any action in relation to its removal, retention, or disposition.

B. Prior to the construction of any Alterations which require Landlord's approval pursuant to the provisions hereof, Tenant shall cause a licensed architect and engineer reasonably acceptable to Landlord ("Tenant's Architect") to prepare at Tenant's expense construction, architectural, structural, mechanical, electrical and plumbing drawings and specifications (the "Construction Drawings") for any and all improvements, refurbishment, retrofitting or other alterations to the Premises desired by Tenant and shall deliver the Construction Drawings to Landlord. The Construction Drawings may be delivered in multiple sets with respect to distinct portions of the Premises, rather than as a single comprehensive set covering the entire Premises. The Construction Drawings shall (i) include the location and types of all partitions, doors, light fixtures, electrical and telephone outlets, and special use areas (including computer rooms, telephone rooms and kitchens), (ii) show the locations and manufacturer's specifications for use and operation of any equipment that will necessitate special electrical voltage, circuits, wiring or other requirements, (iii) specify all wall finishes, mill work and floor coverings, (iv) indicate all critical dimensions, (v) designate the location and service areas for any special air conditioning equipment, and (vi) be in a form sufficient to secure the approval of governmental authorities with jurisdiction over the approval thereof, and shall be otherwise satisfactory, to Landlord.

Within fifteen (15) business days after delivery of each set of the Construction Drawings to Landlord (the "Construction Drawings Approval Date"), Landlord shall give written notice to Tenant and Tenant's Architect either approving same or stating the specific item(s) thereof which Landlord disapproves and the reason(s) therefor. Landlord may disapprove of any aspect of the Construction Drawings only if Landlord believes that same will have an adverse effect on (i) the structure elements of the Premises, or (ii) the exterior aesthetics of the Premises; provided, however, that Landlord's approval of the Construction Drawings shall in no manner indicate that Landlord believes the Construction Drawings are in compliance with all applicable codes, law and regulations and it shall be Tenant's obligation to obtain all such requisite approvals. In addition to the above, Tenant shall deliver to Landlord Construction Drawings for any Alterations which do not require Landlord's consent and are valued in excess of $20,000.00. Should Landlord fail to approve or disapprove of the Construction Drawings within said fifteen (15) day period, the Construction Drawings shall be deemed approved.

C. All required building and other permits in connection with the construction and completion of the Alterations shall be obtained by Tenant at Tenant's sole cost and expense.

D. If Landlord disapproves any aspect of the Construction Drawings pursuant to Section B above, Tenant shall cause Tenant's Architect to revise the applicable documentation to correct Landlords objection and shall deliver such revised documentation to Landlord. Landlord shall have five (5) business days to review the revised documentation submitted and respond in writing to Tenant and Tenant's Architect either approving the revised documentation or stating the specific item(s) thereof which Landlord disapproves and the reason(s) therefor. Should Landlord fail to approve or disapprove of the revised Construction Drawings within said five (5) day period, the revised Construction Drawings shall be deemed approved..

E. The process of revision and approval of each set of the Construction Drawings set forth in Section B shall continue until Landlord has fully approved same. Responses described in Section B shall be due by 5:00 p.m. on the date specified therefor. Any such response received after 5:00 p.m. on any day shall be deemed to be received on the next day."

This Lease is further amended by deleting Paragraph 6, Section H in its entirety.

7. Additional Rent. The Lease is hereby amended by deleting the second paragraph of Exhibit B, Paragraph 24, Section B beginning with "For all purposes" in its entirety and substituting the following in its place:

For all purposes, the Tenant's "full proportionate share" shall be 72.45% prior to the Extension Term Commencement Date and 100% after the Extension Term Commencement Date.

8. Renewal Option. (a) Subject to the terms of this Section 8, Tenant shall have and is hereby granted, two (2) options (the "First Renewal Option" and the "Second Renewal Option") to extend the term of this Lease for additional periods of five (5) years for each Renewal Option. The first renewal term (the "First Renewal Term") shall commence upon the day immediately succeeding the date of the expiration of the Term (the "First Renewal Term Commencement Date") and the second renewal term (the "Second Renewal Term") shall commence upon the day immediately succeeding the date of the expiration of the First Renewal Term (the "Second Renewal Term Commencement Date"). The First and Second Renewal Options may be exercised by Tenant giving Landlord written notice thereof at least one (1) year prior to the expiration of the Term and the expiration of the First Renewal Term, respectively, of Tenant's intent to renew. If Tenant fails to give notice of exercise of the First Renewal Option by such specified time period, Tenant's First and Second Renewal Options shall be deemed waived and of no further force and effect. It is expressly agreed that Tenant shall not have the option to extend this Lease beyond the Second Renewal Term.

(b) The right of Tenant to extend this Lease as provided for herein can be exercised only if, at the time of such exercise and upon the commencement of the First and Second Renewal Term, Tenant is not in default under this Lease beyond any applicable grace period (unless Landlord, in its sole discretion, elects to waive such condition). In the event that such condition is not satisfied or waived by Landlord, Tenant's First and Second Renewal Options may be terminated by written notice from Landlord to Tenant and of no further force and effect.

(c) If Tenant shall have elected (in accordance with and subject to the provisions hereof) to renew the term of this Lease, the First or Second Renewal Term shall be upon and subject to, all of the terms, covenants and conditions provided in this Lease, except the rental rate during the First and Second Renewal Term shall be the Market Rental Rate (as defined herein), but in no event shall the rental rate in the First Renewal Term be less than the rate of rental in effect at the expiration of the Term, such rate being equal to $500,884.80 per annum (approximately $4.60 per square foot of the ground floor area) and in no event shall the rental rate in the Second Renewal Term be less than the rate of rental in effect at the expiration of the First Renewal Term. In addition, Tenant shall continue to pay Additional Rent and all other charges and expenses payable by Tenant under the Lease during such Renewal Term. As used in this Lease, the term "Market Rental Rate" shall mean the annual rental rates then being charged as of the commencement of the applicable renewal term in the Las Colinas area for space comparable to the space for which the Market Rental Rate is being determined (taking into consideration use, relative location of the properties being compared, definition of net rentable area, leasehold improvements provided, rental increases, rental concessions [such as moving expenses, abatements and lease assumptions], extent of services to be provided, expenses paid directly by Tenant, the time the particular rate under consideration became effective and all other relevant factors). It is agreed that bona fide written offers to lease the Premises made to Landlord by third parties (at arm's length) may be used by Landlord as an indication in determining Market Rental Rate; however, such offers by third parties shall not be conclusive for purposes of determining Market Rental Rate.

(d) Renewal Term Rental. The rental rate for the Renewal Term will be determined as follows:

(i) Landlord and Tenant will have forty-five (45) days after Landlord receives the Tenant's notice of renewal within which to agree on the then Market Rental Rate of the Premises. If' Landlord and Tenant agree on the Market Rental Rate for the Renewal Term within such forty-five (45) day period, they will amend this Lease by stating the Market Rental Rate for the Renewal Term.

(ii) If Landlord and Tenant are unable to agree on the Market Rental Rate for the Renewal Term within such forty-five (45) day period, then, the Market Rental Rate for the Renewal Term will be the Market Rental Rate of the Premises at that time, in amounts and at frequencies determined by the Qualified Brokers pursuant to subparagraph (d)(iii).

(iii) Within seven (7) days after the expiration of the forty-five (45) day period set forth in subparagraph (d)(i), Landlord and Tenant will each appoint a Qualified Broker (as defined below) to determine the Market Rental Rate for the Premises. If either Landlord or Tenant does not appoint a Qualified Broker within ten (10) days after the other has given notice of the name of its Qualified Broker, the single Qualified Broker appointed will be the sole Qualified Broker and will determine the Market Rental Rate for the Premises. If two Qualified Brokers are appointed pursuant to this subparagraph, they will meet promptly and attempt to determine the Market Rental Rate for the Premises. If they are unable to agree within thirty (30) days after the second Qualified Broker has been appointed, they will attempt to elect a third Qualified Broker within ten (10) days after the last day the two Qualified Brokers are given to determine the Market Rental Rate for the Premises. If the two Qualified Brokers are unable to agree on the third Qualified Broker, either Landlord or Tenant, by giving ten (10) days' prior notice to the other, can apply to either the judge of any State District Court situated in Dallas County, Texas or to the President of the Dallas Chapter of the American Arbitration Association for the selection of a third Qualified Broker. Landlord and Tenant will bear one-half (1/2) of the cost of appointing the third Qualified Broker and paying the third Qualified Broker's fee. Within thirty (30) days after the selection of the third Qualified Broker, such third Qualified Broker will determine which of the determinations made by the previous two Qualified Brokers most closely approximates the Market Rental Rate for the Premises. The determination of the third Qualified Broker shall be binding upon Landlord and Tenant as the Market Rental Rate for the Premises. If the Qualified Broker's determination of the Market, Rental Rate shall not be issued until after the scheduled effective date thereof, Rental shall continue to be paid at the rate last in effect until such determination shall be issued, whereupon any amounts due from Tenant in order to give effect to such determination as of the scheduled date shall be paid on demand. As used herein, the term "Qualified Broker" means an individual real estate broker who (i) is licensed in the State of Texas by the Texas Real Estate commission (or its successor organization) as a real estate broker, (ii) has been actively and continuously engaged in leasing industrial space in Dallas County, Texas for not less than the previous ten (10) year period, (iii) during the preceding three (3) year period has individually represented a party to an industrial space lease of at least 50,000 square feet; and (iv) has not acted as a broker on behalf of Landlord or Tenant during the preceding five (5) year period.

The provisions of this Section 8 shall replace and supersede any renewal options granted in the Lease, specifically Exhibit B, Paragraph 3 1.

9. Notices. Any notice or other communications to Landlord or Tenant required or permitted to be given under this Lease shall be effectively given if delivered to such party by United States mail, certified or registered, return receipt request at the respective addresses set forth below:

Tenant: Mentor Corporation

5425 Hollister Avenue

Santa Barbara, California 93111

Attn: Gary Misttin

Landlord: Skyway Business Center Joint Venture

c/o The Heap & Lewis Company

750 North Saint Paul, Suite 400

Dallas, Texas 75201

Attn: Bill Heap

with a copy to: Skyway Business Center Joint Venture

c/o Eastdil Advisers, Inc.

40 West 57th Street

New York, NY 10019

Attn: Jonathan B. Weller

10. Brokers. Landlord agrees to pay to Franklin Management Company and The Swearingen Company (collectively, "Broker") a real estate brokerage commission as set forth in separate commission agreements between Landlord and Broker. Landlord represents and warrants to Tenant that Landlord has not employed any agents, brokers, or other parties other than Franklin Management Company in connection with this First Amendment and agrees that Landlord shall indemnify Tenant from and against all costs, expenses, attorney's fees, and other liability for commissions or other compensation claimed by any broker or agent claiming the same by, through, or under Landlord and for any costs, expenses, attorney's fees, and other liability for commissions or other compensation claimed by Grubb & Ellis arising out of that certain Commercial Listing Agreement (Exclusive) dated March 16, 1989 (the "Listing Agreement") by and between Darrow-Hildreth, Inc. and Landlord. Tenant represents and warrants to Landlord that Tenant has not employed any agents, brokers or other parties other than The Swearingen Company in connection with this First Amendment, and agrees that Tenant shall indemnify Landlord from and against all costs, expenses, attorney's fees, and other liability for commissions or other compensation claimed by any broker or agent claiming the same by, through, or under Tenant provided that Landlord shall be responsible for the payment of all commissions or fees payable to Broker earned solely by virtue of the execution of this First Amendment. Landlord and Tenant hereby recognize and agree that rights to a brokerage commission have been asserted by both Darrow-Hildreth and Grubb & Ellis with respect to this First Amendment. Without limiting the foregoing, Landlord hereby represents to Tenant that Darrow-Hildreth does not represent Landlord with respect to this First Amendment and Landlord hereby indemnifies and holds harmless Tenant from and against all costs, expenses, attorney's fees, and other liability for commissions or, other compensation claimed by Darrow-Hildreth. Tenant hereby represents to Landlord that Grubb & Ellis does not represent Tenant with respect to this First Amendment and Tenant hereby indemnifies and holds harmless Landlord from and against all costs, expenses, attorney's fees, and other liability for commissions or other compensation claimed by or through Grubb & Ellis as a result of any agreement by Tenant to pay Grubb & Ellis a commission or other compensation in connection with this First Amendment; provided, Tenant shall not indemnify Landlord for any claims brought by Grubb & Ellis arising out of the Listing Agreement.

11. Subordination and Non Disturbance. Landlord warrants and represents to Tenant that there is currently no mortgage, deed of trust or ground lease encumbering the Premises. Landlord agrees that Landlord shall use its diligent good faith efforts to obtain a non-disturbance agreement from the holder of any mortgage, deed of trust, security agreement or ground lease hereafter encumbering the Premises in a form mutually acceptable to Landlord and Tenant.

12. Miscellaneous. (a) Except as expressly amended hereby, all other terms, provisions and conditions of the Lease shall remain unchanged and continue to be in full force and effect.

(b) To the extent of any inconsistencies between the Lease and the First Amendment, the First Amendment shall control.

(c) Except as expressly set forth in this First Amendment or the Lease to the contrary, Landlord and Tenant hereby agree that Tenant's covenant to pay rent due under this First Amendment or the Lease, shall be separate and independent from Landlord's covenant to provide services hereunder.

(d) This First Amendment may be executed in multiple counterparts, and by the parties hereto on separate counterparts, each of which shall be deemed to be an original, and all of which together shall constitute but one agreement.

IN WITNESS WHEREOF, executed on this 1st day of December 1993.

"Landlord"

SKYWAY BUSINESS CENTER

JOINT VENTURE,

a Texas joint venture

By: /S/WILLIAM F. HEAP

"Tenant"

MENTOR CORPORATION,

a Minnesota corporation

/S/GARY E. MISTLIN

Vice President of Finance/Treasurer

EXHIBIT A

Premises

The Premises is a commercial project, commonly known as Skyway Business Center, which is situated on 6.00 (+/-) acres of land, which consists of (i) approximately 40,248 square feet of ground floor space and 2,309 square feet in the mezzanine level located at 3041 Skyway Circle North; (ii) approximately 38,640 square feet of ground floor space located at 3015 Skyway Circle North and (iii) approximately 30,000 square feet of ground floor space located at 3025 Skyway Circle North located in the Walnut Hill Business Park Section of Las Colinas, City of Irving, Dallas County, Texas (the "Complex ").

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